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                                                                      EXHIBIT 99


NEWS RELEASE                                                      [Verizon Logo]




FOR IMMEDIATE RELEASE                                 CONTACT:
MAY 9, 2001                                           DAVID FRAIL
                                                      212-395-7726
                                                      DAVID.FRAIL@VERIZON.COM

                             VERIZON PRICES OFFERING
                     OF SENIOR ZERO-COUPON CONVERTIBLE NOTES

         NEW YORK - Verizon Communications Inc. (NYSE:VZ) announced today that it has agreed to sell zero-coupon convertible notes due 2021 through its financing subsidiary, Verizon Global Funding, in a private offering resulting in gross proceeds of approximately $3 billion. The initial purchasers will also have a 30-day option to purchase up to an additional $450 million of notes to cover over-allotments.

         The notes will be convertible into shares of Verizon common stock at an initial price of $69.50 per share if the closing price of Verizon common stock on the New York Stock Exchange exceeds specified levels or in certain other circumstances. The conversion price increases by 3 percent a year, resulting in a conversion price of $75.99 per share in the third year, when holders may first put the notes, and $80.66 per share in the fifth year, when Verizon may call the notes. Noteholders may also put the notes to Verizon in the fifth, 10th and 15th years.

         The initial conversion price represents a 25 percent premium over the May 8, 2001 closing price of $55.60 per share. At the initial conversion, each $1,000 principal amount of notes will be convertible into 7.9318 shares of Verizon common stock. There are no scheduled cash interest payments associated with the notes.

         The purpose of the offering is to obtain low-cost funds for general corporate purposes.


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Verizon News Release, Page 2

         This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The convertible securities and the shares of common stock issuable upon conversion of the convertible securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 112 million access line equivalents and 27 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with approximately 260,000 employees and more than $65 billion in annual revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

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